Free Writing Prospectus
Filed Pursuant to Rule 433

Registration Number 333-202789

Ford Motor Credit Company LLC

Final Term Sheet

2.425% Notes due 2020
Floating Rate Notes due 2020

2.425% Notes due 2020

Issuer:	Ford Motor Credit Company LLC

Trade Date:	June 7, 2017

Settlement Date:	June 12, 2017

Stated Maturity:	June 12, 2020

Principal Amount:	$650,000,000

Interest Rate:	2.425%

Benchmark Treasury:	1.500% due May 15, 2020

Benchmark Treasury Yield and Price:	1.445%; 100-05

Spread to Benchmark Treasury:	+98 basis points

Yield to Maturity:	2.425%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$648,375,000 (99.750%)

Interest Payment Dates:	Semi-annually on each June 12 and December 12, beginning December 12, 2017

Joint Book-Running Managers: Co-Managers:

Banco Bradesco BBI S.A.
Citigroup Global Markets Inc.
Commerz Markets LLC
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Morgan Stanley & Co. LLC

UniCredit Capital Markets LLC
U.S. Bancorp Investments, Inc.

CUSIP/ISIN:	345397 YM9 / US345397YM97

Floating Rate Notes due 2020

Issuer:	Ford Motor Credit Company LLC

Trade Date:	June 7, 2017

Settlement Date:	June 12, 2017

Stated Maturity:	June 12, 2020

Principal Amount:	$350,000,000

Price to Public:	100.000% plus accrued interest from the Settlement Date

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$349,125,000 (99.750%)

Interest Rate Basis:	Three-Month USD LIBOR

LIBOR Currency:	US dollars

Spread:	+79 basis points

Index Maturity:	Three months

Interest Rate Calculation:	Three-month USD LIBOR determined on the Interest Determination Date plus the Spread

Initial Interest Rate:	Three-month USD LIBOR as of two London Business Days prior to the Settlement Date plus the Spread

Interest Reset Dates:	Quarterly on March 12, June 12, September 12 and December 12 of each year prior to the Maturity Date, commencing September 12, 2017

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Interest Payment Dates:	Interest will be paid quarterly on March 12, June 12, September 12 and December 12 of each year, commencing September 12, 2017 and ending on the Maturity Date

Interest Payment Date Convention:	Modified Following, Adjusted

Day Count Convention:	Actual/360

Denominations:	Minimum denominations of $200,000 with increments of $1,000 thereafter

Joint Book-Running Managers:	Banco Bradesco BBI S.A. Citigroup Global Markets Inc. Commerz Markets LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:	UniCredit Capital Markets LLC U.S. Bancorp Investments, Inc.

CUSIP/ISIN:	345397 YN7 / US345397YN70

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Banco Bradesco BBI S.A. at 1-212-888-9145, Citigroup Global Markets Inc. at 1-800-831-9146, Commerz Markets LLC at 1-800-233-9164, Deutsche Bank Securities Inc. at 1-800-503-4611, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Morgan Stanley & Co. LLC at 1-866-718-1649.